Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

CATELLUS SUBCO, INC.

Catellus SubCo, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The date of the filing of the original Certificate of Incorporation of Catellus SubCo, Inc. with the Secretary of State of the State of Delaware was March 28, 2003 (the “Original Certificate of Incorporation”).

2. This Restated Certificate of Incorporation (this “Restated Certificate of Incorporation”), amends, restates and integrates the provisions of the Original Certificate of Incorporation and in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “GCL”), was duly adopted by the sole stockholder and the Board of Directors by written consent in accordance with Sections 228 and 141(f), respectively of the GCL.

3. The text of the Original Certificate of Incorporation is hereby amended and restated in its entirety to provide as herein set forth in full.

Article I

NAME

The name of the Company is Catellus SubCo, Inc. (hereinafter referred to as the “Company”).

Article II

REGISTERED OFFICE

The address of the registered office of the Company in the State of Delaware is Corporation Service Company, 2711 Centreville Road, Suite 400, City of Wilmington, County of New Castle 19808. The name of its registered agent at such address is Corporation Service Company.

Article III

PURPOSE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the GCL.

Article IV

CAPITAL STOCK

1. The total number of shares and the par value of all classes of capital stock which the Company is authorized to issue is as follows:

Common Stock	150,000,000 shares, par value $0.01 per share (the “Common Stock”),

Preferred Stock	50,000,000 shares, par value $0.01 per share (the “Preferred Stock”), and

Excess Stock	50,000,000 shares, par value $0.01 per share (the “Excess Stock”)

2. The designations, powers, preferences, rights, qualifications, limitations and restrictions upon each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

(a) Common Stock. Subject to the provisions of any series of Preferred Stock which may at the time be outstanding, the holders of Common Stock and, if any Excess Stock is then outstanding, the Excess Stock shall be entitled to receive, when and as declared from time to time by the Board of Directors (the “Board”) out of any funds legally available for the purpose, such dividends as may be declared from time to time by the Board. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or upon the distribution of its assets, after the payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of Preferred Stock at the time outstanding shall be entitled, the remaining assets of the Company available for payment and distribution to stockholders shall, subject to any participating or similar rights of any series of Preferred Stock at the time outstanding, be distributed ratably among (i) the holders of Common Stock at the time outstanding and (ii) the holders of any Excess Stock then outstanding. All shares of Common Stock shall have equal noncumulative voting rights, distribution, liquidation and other rights, and shall have no preference, conversion, exchange, preemptive or redemption rights.

(b) Preferred Stock. The Board is hereby expressly authorized at any time, and from time to time, to provide for the issuance of Preferred Stock upon such terms and conditions and pursuant to such agreements as the Board may determine, such Preferred Stock to be in one or more series with such relative rights, preferences, powers, qualifications, limitations and restrictions, subject to limited voting rights as hereinafter described, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board, and as are not stated and expressed in this Restated Certificate of Incorporation, including (without limiting the generality thereof) the following as to each such series:

(i) the designation of such series;

(ii) the dividends, if any, payable with respect to such series, the rates or bases for determining such dividends, any conditions and dates upon which such dividends shall be payable, the preferences, if any, of such dividends over, or the relation of such dividends to, the dividends payable on any other class or series of capital stock of the Company, whether such dividends shall be noncumulative or cumulative, and, if cumulative, the date or dates from which such dividends shall be cumulative;

(iii) whether Preferred Stock of such series shall be redeemable at the option of the Company or the holder or both or upon the happening of a specified event and, if redeemable, whether for cash, property or rights, including securities of the Company, the times, prices or rates and any adjustment and other terms and conditions of such redemption;

(iv) the terms and amount of any sinking, retirement or purchase fund provided for the purchase or redemption of Preferred Stock of such series;

(v) whether or not Preferred Stock of such series shall be convertible into or exchangeable for capital stock of another class or series or other securities of the Company or any other entity, at the option of the Company or of the holder or both or upon the happening of a specified event and, if provision be made for such conversion or exchange, the terms, prices, rates, adjustments and any other terms and conditions thereof;

(vi) the restrictions, if any, on the issue or reissue of shares of Preferred Stock of such series or any other series;

(vii) the extent, if any, to which the holders of the Preferred Stock of such series shall be entitled to preemptive rights; and

(viii) the rights of the holders of the Preferred Stock of such series upon the liquidation, dissolution or winding up of the Company or any distribution of its assets;

provided, that notwithstanding anything to the contrary contained in this Article IV, the Board shall not issue any Preferred Stock which entitles the holder thereof to vote as a series or as part of a class except for voting rights, if any, (A) to elect one or more Directors upon the happening of a specified event of default in the payment of dividends (B) as required by any national securities exchange on which the Preferred Stock is or may be listed for trading or (C) as otherwise required by law.

3.	Restrictions on Ownership and Transfer of Equity Stock.

(a) Definitions. For purposes of this Article IV, the following terms shall have the meanings set forth below:

“Beneficial Ownership,” when used with respect to ownership of shares of Equity Stock by any Person, shall mean all shares of Equity Stock which are (i) directly owned by such Person or (ii) indirectly owned by such Person (if such Person is an “individual” as defined in Section 542(a)(2) of the Code) through the application of the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, provided that (x) in determining the number of shares Beneficially Owned by a Person, no share shall be counted more than once although applicable to clauses (i) and (ii) of this definition. (Whenever a Person Beneficially Owns shares of Equity Stock that are not actually outstanding (e.g., shares issuable upon the exercise of an option or the conversion of a convertible security) (“Option Shares”), then, whenever this Restated Certificate of Incorporation requires a determination of the percentage of outstanding shares of a class of Equity Stock Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding.) The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

“Beneficiary” shall mean, with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses (vii) and (viii) thereof) and Section 170(c)(2) of the Code that are named by the Company as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 4(d) of this Article IV.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include reference to any corresponding provision of future law.

“Constructive Ownership” shall mean ownership of shares of Equity Stock by a Person who is or would be treated as a direct or indirect owner of such shares of Equity Stock through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.

“Equity Stock” shall mean a particular class (other than Excess Stock) or series of capital stock of the Company. The use of the term “Equity Stock” or any term defined by reference to the term “Equity Stock” shall refer to the particular class or series of capital stock which is appropriate under the context.

“Look-Through Entity” shall mean a Person that is either (i) a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code as modified by Section 856(h)(3) of the Code, (ii) registered under the Investment Company Act of 1940 or (iii) a government plan as described in Section 414(d) of the Code.

“Look-Through Ownership Limit” shall mean, with respect to a class or series of Equity Stock, 15% of the number of outstanding shares of such Equity Stock.

“Market Price” of Equity Stock on any date shall mean the average of the Closing Price for shares of such Equity Stock for the five (5) consecutive Trading Days ending on such date. The “Closing Price” on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares of Equity Stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq Stock Market, Inc. or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the shares of Equity Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker selected by the Board making a market in the shares of Equity Stock.

“Non-Transfer Event” shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own a greater number of shares of Equity Stock than such Person Beneficially Owned or Constructively Owned immediately prior to such event. Non-Transfer Events include but are not limited to (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares (or of Beneficial Ownership of shares) of Equity Stock or (ii) the sale, transfer, assignment or other disposition of interests in any Person or of any securities or rights convertible into or exchangeable for shares of Equity Stock or for interests in any Person that results in changes in Beneficial Ownership of shares of Equity Stock.

“Ownership Limit” shall mean, with respect to a class or series of Equity Stock, 9.8% of the number of outstanding shares of such Equity Stock.

“Permitted Transferee” shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 4(h) of this Article IV.

“Person” shall mean an individual or any corporation, partnership, estate, trust, association, private foundation, joint stock company or any other entity; but shall not include an underwriter that participates in a public offering of Equity Stock for a period of ninety (90) days following purchase by such underwriter of such Equity Stock.

“Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who is prevented from becoming or remaining the owner of record title to shares of Equity Stock by the provisions of Section 4(a) of this Article IV.

“Restriction Termination Date” shall mean the date, if any, which the Board fixes as being the date after which it is no longer in the best interests of the Company to attempt to, or continue to, qualify under the Code as a real estate investment trust (a “REIT”).

“Trading Day” shall mean a day on which the principal national securities exchange on which any of the shares of Equity Stock are listed or admitted to trading is open for the transaction of business or, if none of the shares of Equity Stock are listed or admitted to trading on any national securities exchange, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Transfer” (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of shares (or of Beneficial Ownership of shares) of Equity Stock, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. “Transfer” (as a verb) shall have the correlative meaning.

“Trust” shall mean any separate trust created and administered in accordance with the terms of Section 4 of this Article IV, for the exclusive benefit of any Beneficiary.

“Trustee” shall mean any Person or entity, unaffiliated with both the Company and any Prohibited Owner (and, if different than the Prohibited Owner, the Person who would have had Beneficial Ownership of the Shares that would have been owned of record by the Prohibited Owner), designated by the Company to act as trustee of any Trust, or any successor trustee thereof.

(b) Restriction on Ownership and Transfer.

(i) (A) Except as provided in Section 3(d) of this Article IV, until the Restriction Termination Date (1) no Person (other than a Look-Through Entity) shall Beneficially Own shares of Equity Stock in excess of the Ownership Limit and (2) no Look-Through Entity shall Beneficially Own shares of Equity Stock in excess of the Look-Through Ownership Limit.

(B) Except as provided in Section 3(d) and subject to Section 3(e) of this Article IV, until the Restriction Termination Date any purported Transfer that, if effective, would result in any Person (other than a Look-Through Entity) Beneficially Owning shares of Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Equity Stock.

(C) Except as provided in Section 3(d) and subject to Section 3(e) of this Article IV, until the Restriction Termination Date any purported Transfer that, if effective, would result in any Look-Through Entity Beneficially Owning shares of Equity Stock in excess of the Look-Through Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned by such Look-Through Ownership Entity in excess of the Look-Through Ownership Limit, and the intended transferee Look-Through Entity shall acquire no rights in such shares of Equity Stock.

(ii) Subject to Section 3(e) of this Article IV, until the Restriction Termination Date any purported Transfer of shares of Equity Stock that, if effective, would result in the Company being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Equity Stock that would cause the Company to be “closely held” within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such shares of Equity Stock.

(iii) Subject to Section 3(e) of this Article IV, until the Restriction Termination Date any purported Transfer of shares of Equity Stock that, if effective, would cause the Company to Constructively Own 10% or more of the ownership interests in a tenant of the real property of the Company or any direct or indirect subsidiary (whether a corporation, partnership, limited liability company or other entity) of the Company (a “Subsidiary”), within the meaning of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT subsidiary” (within the meaning of Section 856(1) of the Code) of the Company), shall be void ab initio as to the Transfer of that number of shares of Equity Stock that would cause the Company to Constructively Own 10% or more of the ownership interests in a tenant of the real property of the Company or a Subsidiary within the meaning of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT subsidiary” (within the meaning of Section 856(1) of the Code) of the Company), and the intended transferee shall acquire no rights in such shares of Equity Stock.

(iv) Subject to Section 3(e) of this Article IV, until the Restriction Termination Date any purported Transfer that, if effective, would result in shares of Equity Stock being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code shall be void ab initio and the intended transferee shall acquire no rights in such shares of Equity Stock.

(c) Owners Required to Provide Information. Until the Restriction Termination Date:

(i) Every record owner of more than 5%, or such lower percentages as are then required pursuant to regulations under the Code, of the outstanding shares of any class or series of Equity Stock of the Company as of any dividend record date with respect to the Company’s Equity Stock shall, no later than January 30 of each year, provide to the Company a written statement or affidavit stating the name and address of such record owner, the number of shares of Equity Stock Beneficially Owned by such record owner as of each such dividend record date, and a description of how such shares are held. Each such record owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company’s status as a REIT and to ensure compliance with the Ownership Limit.

(ii) Each Person who is a Beneficial Owner of shares of Equity Stock and each Person (including the stockholder of record) who is holding shares of Equity Stock for a Beneficial Owner shall, within thirty (30) days of receiving a written request from the Company therefor, provide to the Company a written statement or affidavit stating such information as the Company may request in order to determine the Company’s status as a REIT and to ensure compliance with the Ownership Limit.

(d) Exception. The Board, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or undertakings acceptable to it, may, in its sole discretion, waive the application of the Ownership Limit or the Look-Through Ownership Limit to a Person subject, as the case may be, to any such limit, provided that (i) the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of shares of Equity Stock will now and in the future (A) not result in the Company being “closely held” within the meaning of Section 856(h) of the Code, (B) not cause the Company to Constructively Own 10% or more of the ownership interests of a tenant of the Company or a Subsidiary within the meaning of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT subsidiary” (within the meaning of Section 856(1) of the Code) of the Company) and to violate the 90% gross income test of Section 856(c)(2) of the Code, and (C) not result in the shares of Equity Stock of the Company being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code and (ii) such Person agrees in writing that any violation or attempted violation of (x) such other limitation as the Board may establish at the time of such waiver with respect to such Person or (y) such other restrictions and conditions as the Board may in its sole discretion impose at the time of such waiver with respect to such Person, will result, as of the time of such violation even if discovered after such violation, in the conversion of such shares in excess of the original limit applicable to such Person into shares of Excess Stock pursuant to Section 4(a) of this Article IV.

(e) Stock Exchange Transactions. Notwithstanding any provision contained in this Article IV to the contrary, nothing in this Restated Certificate of Incorporation shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or the Nasdaq Stock Market, Inc. or any other automated quotation system. The shares of Equity Stock that are the subject of such a transaction in the hands of a transferee shall continue to be subject to the provisions of Section 4 of this Article IV.

4. Excess Stock.

(a) Conversion into Excess Stock.

(i) If, notwithstanding the other provisions contained in this Article IV, prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person (other than a Look-Through Entity) would Beneficially Own shares of Equity Stock in excess of the Ownership Limit, or such that any Person that is a Look-Through Entity would Beneficially Own shares of Equity Stock in excess of the Look-Through Limit, then, (A) except as otherwise provided in Section 3(d) of this Article IV, the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Equity Stock Beneficially Owned by such Beneficial Owner shall cease to own any right or interest) in such number of shares of Equity Stock which would cause such Beneficial Owner to Beneficially Own shares of Equity Stock in excess of the Ownership Limit or the Look-Through Limit, as the case may be, (B) such number of shares of Equity Stock in excess of the Ownership Limit or the Look-Through Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Excess Stock and transferred to a Trust in accordance with Section 4(d) of this Article IV and (C) the Prohibited Owner shall submit the certificates representing such number of shares of Equity Stock to the Company, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Trust. Such conversion into Excess Stock and transfer to a Trust shall be effective as of the close of trading on the Trading Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates representing the shares of Equity Stock so converted may be submitted to the Company at a later date.

(ii) If, notwithstanding the other provisions contained in this Article IV, prior to the Restriction Termination Date there is a purported Transfer or Non-Transfer Event that, if effective, would (A) result in the Company being “closely held” within the meaning of Section 856(h) of the Code, (B) cause the Company to Constructively Own 10% or more of the ownership interest in a tenant of the Company’s or a Subsidiary’s real property within the meaning of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT subsidiary” (within the meaning of Section 856(1) of the Code) of the Company) or (C) result in the shares of Equity Stock being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, then (x) the purported transferee shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the shares of Equity Stock with respect to which such Non-Transfer Event occurred shall cease to own any right or interest) in such number of shares of Equity Stock, the ownership of which by such purported transferee or record holder would (1) result in the Company being “closely held” within the meaning of Section 856(h) of the Code, (2) cause the Company to Constructively Own 10% or more of the ownership interests in a tenant of the Company’s or a Subsidiary’s real property within the meaning of Section 856(d)(2)(B) of the Code (other than a tenant that is a “taxable REIT subsidiary” (within the meaning of Section 856(1) of the Code) of the Company) or (3) result in the shares of Equity Stock being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, (y) such number of shares of Equity Stock (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Excess Stock and transferred to a Trust in accordance with Section 4(d) of this Article IV and (z) the Prohibited Owner shall submit the certificates representing such number of shares of Equity Stock to the Company, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Trust. Such conversion into Excess Stock and transfer to a Trust shall be effective as of the close of trading on the Trading Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates representing the shares of Equity Stock so converted may be submitted to the Company at a later date.

(iii) Upon the occurrence of such a conversion of shares of Equity Stock into an equal number of shares of Excess Stock, such shares of Equity Stock shall be automatically retired and canceled, without any action required by the Board of the Company, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of Equity Stock from which such Excess Stock was converted and may be reissued by the Company as that particular class or series of Equity Stock.

(b) Remedies for Breach. If the Company, or its designees, shall at any time determine in good faith that a Transfer has taken place in violation of Section 3(b) of this Article IV or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of Section 3(b) of this Article IV, the Company shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the stock transfer books of the Company or instituting proceedings to enjoin such Transfer or acquisition, but the failure to take any such action shall not affect the automatic conversion of shares of Equity Stock into Excess Stock and their transfer to a Trust in accordance with Section 4(a) of this Article IV.

(c) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of Equity Stock in violation of Section 3(b) of this Article IV, or any Person who owns shares of Equity Stock that were converted into shares of Excess Stock and transferred to a Trust pursuant to Sections 4(a) and 4(d) of this Article IV, shall immediately give written notice to the Company of such event and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Company’s status as a REIT.

(d) Ownership in Trust. Upon any purported Transfer or Non-Transfer Event that results in Excess Stock pursuant to Section 4(a) of this Article IV, (i) the Company shall create, or cause to be created, a Trust, and shall designate a Trustee and name a Beneficiary thereof and (ii) such Excess Stock shall be automatically transferred to such Trust to be held for the exclusive benefit of the Beneficiary. Any conversion of shares of Equity Stock into shares of Excess Stock and transfer to a Trust shall be effective as of the close of trading on the Trading Day prior to the date of the purported Transfer or Non-Transfer Event that results in the conversion. Shares of Excess Stock so held in trust shall remain issued and outstanding shares of stock of the Company.

(e) Dividend Rights. Each share of Excess Stock shall be entitled to the same dividends and distributions (as to both timing and amount) as may be declared by the Board with respect to shares of Common Stock. The Trustee, as record holder of the shares of Excess Stock, shall be entitled to receive all dividends and distributions and shall hold all such dividends or distributions in trust for the benefit of the Beneficiary.

The Prohibited Owner with respect to such shares of Excess Stock shall repay to the Trust the amount of any dividends or distributions received by it (i) that are attributable to any shares of Equity Stock that have been converted into shares of Excess Stock and (ii) the record date of which was on or after the date that such shares were converted into shares of Excess Stock. The Company shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock Beneficially Owned by the Person who, but for the provisions of this Article IV, would Constructively Own or Beneficially Own the shares of Equity Stock that were converted into shares of Excess Stock; and, as soon as reasonably practicable following the Company’s receipt or withholding thereof, the Company shall pay over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

(f) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the assets of, the Company, each holder of shares of Excess Stock shall be entitled to receive, ratably with each other holder of shares of Common Stock and Excess Stock, that portion of the assets of the Company that is available for distribution to the holders of Common Stock and Excess Stock. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the conversion of the shares into shares of Excess Stock, the product of (x) the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and (y) the number of shares of Equity Stock which were so converted into Excess Stock, and, in the case of a Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer, as the case may be, resulted in the conversion of the shares into shares of Excess Stock, the product of (x) the price per share equal to the Market Price on the date of such Non-Transfer Event or purported Transfer and (y) the number of shares of Equity Stock which were so converted into Excess Stock. Any remaining amount in such Trust shall be distributed to the Beneficiary.

(g) Voting Rights. Each share of Excess Stock shall entitle the holder to no voting rights other than those voting rights which accompany a class of capital stock under Delaware law. The Trustee, as record holder of the Excess Stock, shall be entitled to vote all shares of Excess Stock. Any vote by a Prohibited Owner as a purported holder of shares of Equity Stock prior to the discovery by the Company that such shares of Equity Stock have been converted into shares of Excess Stock shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such shares of Excess Stock.

(h) Designation of Permitted Transferee.

(i) As soon as practicable after the Trustee acquires Excess Stock, but in an orderly fashion so as not to materially adversely affect the trading price of

Common Stock, the Trustee shall designate one or more Persons as Permitted Transferees and sell to such Permitted Transferees any shares of Excess Stock held by the Trustee; provided, however, that (A) any Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the shares of Excess Stock and (B) any Permitted Transferee so designated may acquire such shares of Excess Stock without violating any of the restrictions set forth in Section 3(b), subject to Section 3(e), of this Article IV and without such acquisition resulting in the conversion of the shares of Equity Stock so acquired into shares of Excess Stock and the transfer of such shares to a Trust pursuant to Sections 4(a) and 4(d) of this Article IV. The Trustee shall have the exclusive and absolute right to designate Permitted Transferees of any and all shares of Excess Stock. Prior to any transfer by the Trustee of shares of Excess Stock to a Permitted Transferee, the Trustee shall give not less than five (5) Trading Days prior written notice to the Company of such intended transfer and the Company must have waived in writing its purchase rights under Section 4(j) of this Article IV.

(ii) Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this Section 4(h), the Trustee shall cause to be transferred to the Permitted Transferee shares of Excess Stock acquired by the Trustee pursuant to Section 4(d) of this Article IV. Upon such transfer of shares of Excess Stock to the Permitted Transferee, such shares of Excess Stock shall be automatically converted into an equal number of shares of Equity Stock of the same class and series from which such Excess Stock was converted. Upon the occurrence of such a conversion of shares of Excess Stock into an equal number of shares of Equity Stock, such shares of Excess Stock shall be automatically retired and canceled, without any action required by the Board of the Company, and shall thereupon be restored to the status of authorized but unissued shares of Excess Stock and may be reissued by the Company as Excess Stock. The Trustee shall (A) cause to be recorded on the stock transfer books of the Company that the Permitted Transferee is the holder of record of such number of shares of Equity Stock and (B) distribute to the Beneficiary any and all amounts held with respect to such shares of Excess Stock after making payment to the Prohibited Owner pursuant to Section 4(i) of this Article IV.

(iii) If the Transfer of shares of Excess Stock to a purported Permitted Transferee would or does violate any of the transfer restrictions set forth in Section 3(b), subject to Section 3(e), of this Article IV, such Transfer shall be void ab initio as to that number of shares of Excess Stock that cause the violation of any such restriction when such shares are converted into shares of Equity Stock (as described in clause (ii) above) and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such shares of Excess Stock or Equity Stock. Such shares of Equity Stock shall be automatically re-converted into Excess Stock and transferred to the Trust from which they were originally Transferred. Such conversion and transfer to the Trust shall be effective as of the close of trading on the Trading Day prior to the date of the Transfer to the purported Permitted Transferee and the provisions of this Article

IV shall apply to such shares, including, without limitation, the provisions of Sections 4(h) through 4(j) with respect to any future Transfer of such shares by the Trust.

(i) Compensation to Record Holder of Shares of Equity Stock That Are Converted into Shares of Excess Stock. Any Prohibited Owner shall be entitled (following acquisition of the shares of Excess Stock and subsequent designation of and sale of Excess Stock to a Permitted Transferee in accordance with Section 4(h) of this Article IV or following the acceptance of the offer to purchase such shares in accordance with Section 4(j) of this Article IV) to receive from the Trustee following the sale or other disposition of such shares of Excess Stock the lesser of (i) (A) in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the conversion of such shares into shares of Excess Stock, the product of (x) the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and (y) the number of shares of Equity Stock which were so converted into Excess Stock and (B) in the case of a Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer, as the case may be, resulted in the conversion of such shares into shares of Excess Stock, the product of (x) the price per share equal to the Market Price on the date of such Non-Transfer Event or purported Transfer and (y) the number of shares of Equity Stock which were so converted into Excess Stock or (ii) the proceeds received by the Trustee from the sale or other disposition of such shares of Excess Stock in accordance with Section 4(h) or Section 4(j) of this Article IV. Any amounts received by the Trustee in respect of such shares of Excess Stock and in excess of such amounts to be paid to the Prohibited Owner pursuant to this Section 4(i) shall be distributed to the Beneficiary in accordance with the provisions of Section 4(h) of this Article IV. Each Beneficiary and Prohibited Owner shall waive any and all claims that it may have against the Trustee and the Trust arising out of the disposition of shares of Excess Stock, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 4(i) of this Article IV by such Trustee.

(j) Purchase Right in Excess Stock. Shares of Excess Stock shall be deemed to have been offered for sale to the Company or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such shares of Excess Stock (or, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for the shares (e.g., if the shares were received through a gift or devise), the Market Price on the date of such Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for the shares) or (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of ninety (90) days following the later of (A) the date of the Non-Transfer Event or purported Transfer which results in such shares of Excess Stock or (B) the date the Board first determined that a Transfer or Non-Transfer Event resulting in shares of Excess Stock has occurred, if the Company does not receive a notice of such Transfer or Non-Transfer Event pursuant to Section 4(c) of this Article IV.

5. Preemptive Rights.

No holder of shares of any class or series of capital stock shall as such holder have any preemptive or preferential right to purchase or subscribe to (a) any shares of any class or series of capital stock of the Company, whether now or hereafter authorized, (b) any warrants, rights or options to purchase any such capital stock or (c) any obligations convertible into any such capital stock or into warrants, rights or options to purchase any such capital stock.

6. Remedies Not Limited.

Except as set forth in Section 3(e) of this Article IV, nothing contained in this Article IV shall limit the authority of the Company to take such other action as it deems necessary or advisable to protect the Company and the interests of its stockholders by preservation of the Company’s status as a REIT and to ensure compliance with the Ownership Limit and the Look-Through Ownership Limit.

7. Ambiguity.

In the case of an ambiguity in the application of any of the provisions of this Article IV, including any definition contained in Section 3(a) of this Article IV, the Board shall have the power to determine the application of the provisions of this Article IV with respect to any situation based on the facts known to it.

8. Legend.

Each certificate for shares of Equity Stock shall bear the following legend:

“The shares of Catellus Development Corporation. (the “Company”) represented by this certificate are subject to restrictions set forth in the Company’s Certificate of Incorporation which prohibit in general (a) any Person (other than a Look-Through Entity) from Beneficially Owning shares of Equity Stock in excess of the Ownership Limit, (b) any Look-Through Entity from Beneficially Owning shares of Equity Stock in excess of the Look-Through Ownership Limit and (c) any Person from acquiring or maintaining any ownership interest in the stock of the Company that is inconsistent with (i) the requirements of the Internal Revenue Code pertaining to real estate investment trusts or (ii) the Certificate of Incorporation of the Company, and the holder of this certificate by his acceptance hereof consents to be bound by such restrictions. Capitalized terms used in this paragraph and not defined herein are defined in the Company’s Certificate of Incorporation.

The Company will furnish without charge, to each stockholder who so requests, a copy of the relevant provisions of the Certificate of Incorporation and Bylaws of the Company, a copy of the provisions setting forth the designations, preferences, privileges and rights of each class of stock or series thereof that the Company is authorized to issue and the qualifications, limitations and restrictions of such preferences and/or rights. Any such request may be addressed to the Secretary of the Company or to the transfer agent named on the face hereof.”

9. Severability.

Each provision of this Article IV shall be severable and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

10. Amendment or Repeal of Ownership Limit or the Look-Through Ownership Limit.

In addition to any affirmative vote required by law or this Restated Certificate Incorporation or the bylaws of the Company, any amendment or repeal that relates to an amendment or repeal of the Ownership Limit or the Look-Through Ownership Limit shall require the affirmative vote of two thirds of the outstanding shares of capital stock of the Company entitled to vote on such amendment or repeal, voting together as a single class, provided, however, that if the Board recommends that stockholders approve such amendment or repeal, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

Article V

DIRECTORS’ LIABILITY, INDEMNIFICATION, ETC.

1. A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except that this Section 1 of Article V shall not eliminate or limit a director’s liability (a) for any breach of the director’s duty of loyalty to the Company or its stockholders, (b) for acts or commissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the GCL, or (d) for any transaction from which such director derived an improper personal benefit. If the GCL is amended after the Effective Date to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended from time to time.

Any repeal or modification of this Section 1 of Article V shall not increase the personal liability of any director of this Company for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

The provisions of this Section 1 of Article V shall not be deemed to limit or preclude indemnification of a director by the Company for any liability of a director which has not been eliminated by the provisions of this Section 1 of Article V.

2. The Company shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or an officer of the Company or by reason of the fact that such person, at the request of the Company, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment to or repeal of this Section 2 of Article V shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

3. The Board is authorized to make, alter or repeal the bylaws of the Company. Election of directors need not be by written ballot.

Article VI

ELECTION UNDER THE GCL

The Company elects not to be governed by Section 203 of the GCL.

Article VII

INTERESTED PARTY TRANSACTIONS

1. In addition to any affirmative vote required by law or this Restated Certificate of Incorporation or the bylaws of the Company, an Interested Party Transaction shall require either (X) the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by the Interested Party involved in such Interested Party Transaction, or (Y) (i) approval of at least a majority of the directors of the Company who are not such Interested Party, its designees as directors or an officer, director, employee, advisor or other representative or agent of such Interested Party (collectively, “Disinterested Directors”), and (ii) in the case of a Major Transaction, the receipt by the Company of a written opinion from an investment banker, real estate advisor or other expert, as appropriate, whose engagement has been approved by at least a majority of the Disinterested Directors, that the transaction is fair from a financial point of view to the stockholders of the Company other than the Interested Party. Such affirmative vote shall be required, notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

2. The following definitions shall apply with respect to this Article VII:

(a) The term “Interested Party” shall mean any Affiliated Stockholder which proposes or is proposed to engage in an Interested Party Transaction or whose Affiliate (or any person who would be its Affiliate immediately after the Transaction) proposes or is proposed to engage in such Transaction.

(b) The term “Interested Party Transaction” shall mean:

(i) any merger or consolidation of the Company or any Subsidiary (as hereinafter defined) with (A) any Affiliated Stockholder or (B) any other company (whether or not itself an Affiliated Stockholder) which is or after such merger or consolidation would be an Affiliate of a person which was, immediately prior to such merger or consolidation, an Affiliated Stockholder; or

(ii) any reclassification of securities of the Company (including any reverse stock split), or recapitalization of the Company, or any merger or consolidation of the Company with any of its Subsidiaries, that has the effect, directly or indirectly, of increasing on a disproportionate basis the share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities or any Subsidiary, that is beneficially owned by any Affiliated Stockholder or any Affiliate of any Affiliated Stockholder; or

(iii) any other transaction or series of related transactions between the Company or a Subsidiary and any Affiliated Stockholder or its Affiliate which involves assets, securities (including Capital Stock), obligations or commitments (all valued at fair market values) aggregating more than the greater of (X) $5,000,000 and (Y) an amount equal to 1/2 of 1% of the Market Value. As used in this subparagraph (iii), the term “transaction” shall include, without limitation, any purchase, sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to pay, extension of credit or joint venture participation; provided, however, that the following shall be excluded and shall not constitute an “Interested Party Transaction”: (A) any purchase in a public offering of securities, including Capital Stock of the Company or a Subsidiary; (B) transactions effected pursuant to any written agreement with the Company made prior to the Effective Date; (C) any transaction pursuant to which an Affiliated Stockholder or its Affiliate obtains from the Company, with or without consideration, any securities of the Company or any of its Subsidiaries proportionately with all stockholders of the same class; (D) any transfer to an Affiliated Stockholder or its Affiliates of any assets of the Company or any of its Subsidiaries proportionately with all stockholders of the same class; (E) any payment or other transfer to an Affiliated Stockholder or its Affiliate as compensation from the Company or any of its Subsidiaries for full-time employment as a regular employee or director of the Company or any of its Subsidiaries at rates in accordance with the Company’s (or its Subsidiaries’) past practices; (F) the transfer to or the extension of any benefit, directly or indirectly, to an Affiliated Stockholder or its Affiliate proportionately with all stockholders of the same class; or

(iv) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (i) through (iii).

(c) The term “Affiliate” shall mean any person which, directly or indirectly, controls, is controlled by, or is under common control with, such person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

(d) The term “Affiliated Stockholder” shall mean any person (other than the Company or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Company or any Subsidiary or any trustee or fiduciary with respect to any such plan when acting in such capacity) who is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Stock representing 10% or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

(e) A person shall be a “beneficial owner” of any Capital Stock (i) which such person or any of its Affiliates beneficially owns, directly or indirectly; (ii) which such person or any of its Affiliates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock; provided, however, that the foregoing agreements, arrangements and understandings shall not include those entered into prior to the Effective Date and approved by the Company’s Board, and shall not include any proxy obtained in a proxy solicitation made pursuant to the Securities and Exchange Act of 1934, as amended, and rules thereunder, in connection with a meeting of stockholders. For the purposes of determining whether a person is an Affiliated Stockholder pursuant to Paragraph (d) of this Section 2, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Paragraph (e) of Section 2, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f) The term “Capital Stock” shall mean all capital stock of the Company authorized to be issued from time to time under Article IV of this Restated Certificate of Incorporation, as amended from time to time, and the term “Voting Stock” shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Company generally.

(g) The term “Effective Date” shall mean the date this Article of the Restated Certificate of Incorporation became effective in accordance with the GCL.

(h) The term, “Major Transaction” shall mean: (a) any Interested Party Transaction described in subparagraph (b)(i) or (b)(ii); or (b) any Interested Party Transaction described in subparagraph (b)(iii) which involves assets, securities, obligations or commitments (all valued at fair market values) aggregating more than the greater of $20,000,000 and an amount equal to 2% of the Market Value; or (c) any agreement, contract or arrangement for any one or more of the actions specified in the foregoing clauses (a) and (b).

(i) The term “Market Value” shall mean the product of (a) the average of the closing prices of the Common Stock of the Company on the New York Stock Exchange during the thirty (30) consecutive trading days immediately preceding the day on which an Interested Party Transaction or Transactions are acted upon by the Board, multiplied by (b) the average number of shares of Common Stock outstanding during such 30-day period.

(j) The term “person” shall mean any individual, firm, company or other entity and shall include any group comprised of such person and any other person with whom such person or any Affiliate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

(k) The term “Subsidiary” means any company of which a majority of any class of equity security is beneficially owned by the Company; provided, however, that for the purposes of the definition of Affiliated Stockholder set forth in Paragraph (d) of this Section 2, the term “Subsidiary” shall mean only a company of which a majority of each class of equity security is beneficially owned by the Company.

(l) The term “Unaffiliated Stockholder” shall mean any stockholder of the Company who is not an Affiliated Stockholder.

3. Nothing contained in this Article VII shall be construed to relieve any Affiliated Stockholder from any fiduciary obligation imposed by law.

4. The Board shall have the power to determine for the purposes of this Article VII, all questions concerning the applicability or effect of provisions of this Article VII, including, without limitation, (a) whether a person is an Affiliated Stockholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate of another, (d) whether an Interested Party Transaction is with, or proposed by, or on behalf of an Affiliated Stockholder or an Affiliate of an Affiliated Stockholder, or whether a person is an Interested Party or a Disinterested Director for purposes of any Interested Party Transaction, (e) whether the assets that are the subject of an Interested Party Transaction have, or the consideration to be received for the issuance or transfer of securities by the Company or any Subsidiary in any Interested Party Transaction has, an aggregate fair market value and/or involves aggregate commitments which constitute more than the specified dollar limits or percentages of Market Value set forth in this Article VII, (f) the date on which an Affiliated Stockholder became an Affiliated Stockholder, and (g) any other matter relating to the applicability or effect of this Article VII. Any such determination shall be binding and conclusive on all parties.

5. In addition to any affirmative vote required by law or this Restated Certificate Incorporation or the bylaws of the Company, the affirmative vote of not less than a majority of the votes entitled to be cast by the Unaffiliated Stockholders (as defined in this Article VII, voting together as a single class, shall be required to alter, amend or repeal this Article VII or to adopt any provision inconsistent herewith.

Article VIII

MAINTENANCE OF REIT STATUS

For so long as the Board deems the maintenance of REIT status to be in the best interests of the Company, the Company shall seek to satisfy the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount and timing of its distributions to its stockholders.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed under the seal of the Company this 1st day of December, 2003.

By:	/s/ C. William Hosler
C. William Hosler
Senior Vice President and Chief Financial Officer

Attest:

/s/ Vanessa L. Washington
Vanessa L. Washington
Secretary

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